Exhibit 3.21

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:41 PM 04/13/2015
FILED 01:23 PM 04/13/2015
SRV 150501631 - 5727652 FILE

CERTIFICATE OF FORMATION

OF

NRG YIELD DGPV HOLDING LLC

1.                                      Name: The name of the limited liability company is NRG Yield DGPV Holding LLC.

2.                                      Registered Office: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3.                                      Organizer: The name and address of the sole organizer of the limited liability company is Lynne P. Wittkamp, NRG Energy, Inc., 211 Carnegie Center, Princeton, NJ 08540.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of NRG Yield DGPV Holding LLC this 13th day of April, 2015.

/s/ Lynne P. Wittkamp
Lynne P. Wittkamp
Sole Organizer